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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

GEOGLOBAL RESOURCES INC.

(Exact name of Registrant as specified in its Charter)

Delaware	33-0464753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200, 630 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 0J9

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock – par value $0.001	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

Securities Act registration statement file number to which this form relates:  not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered

We are registering under this registration statement on Form 8-A our shares of common stock, par value $0.001 per share.  Under our Certificate of Incorporation, as amended, the total number of shares of all classes of stock that we have authority to issue is 101,000,000 consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock, par value $0.001 per share.  The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of our shares of common stock exclusively possess all voting power.  The Certificate of Incorporation does not provide for cumulative voting in the election of directors.  Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock  are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all our assets available for distribution to such holders.  The holders of shares of our common stock have no preemptive rights.

The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, be used as a means of delaying,  deferring or preventing a change in control of our company.

As of April 26, 2004, we have 55,083,355 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Item 2.   Exhibits

Pursuant to the Instructions As To Exhibits of Form 8-A, no exhibits are required to be filed herewith or incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GEOGLOBAL RESOURCES INC.

(Registrant)

Date:  April 27, 2004

/s/ Allan J. Kent

Allan J. Kent

Executive VP and CFO